April 21, 2009

Investor Contact:
Stephen C. Hathaway
Chief Financial Officer
608.824.2800
shathaway@tomotherapy.com

Media Contact:
Kevin O’Malley
Manager, Corporate Communications
608.824.3384
komalley@tomotherapy.comS.CONT
FOR IMMEDIATE RELEASE

TomoTherapy to Amend 2008 Form 10-K

MADISON, Wis. – April 21, 2009 – TomoTherapy Incorporated (NASDAQ: TOMO), producer of the Hi •Art® treatment system for advanced radiation therapy in cancer care, today announced it is restating its financial statements for the year ended December 31, 2008. Management and the Audit Committee of the Board of Directors concluded that the Company’s 2008 financial statements should not be relied upon due to errors relating to the accounting for income taxes, including a potential overstatement of the valuation allowance. The Company is currently investigating the identified errors and the underlying causes for such errors, and intends to file an amendment to its 2008 Form 10-K, which will contain restated financial statements as of and for the year ended December 31, 2008.

In connection with the restatement, the Company believes that a material weakness in its internal control over financial reporting existed as of December 31, 2008. The Company is completing an evaluation of the design of the procedures and controls surrounding complex tax accounting matters and will implement procedures to ensure that matters of this nature are analyzed and recorded appropriately in the Company’s financial statements.

About TomoTherapy Incorporated TomoTherapy Incorporated has developed, markets and sells the TomoTherapy® Hi •Art® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi •Art treatment system combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. The company’s stock is traded on the NASDAQ Global Select Market under the symbol TOMO. To learn more about TomoTherapy, please visit TomoTherapy.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements using the terms “should,” “believe,” “outlook,” “expect,” “anticipate” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include: demand for the Company’s products; impact of sales cycles and competitive products and pricing; the effect of economic conditions and currency exchange rates; the Company’s ability to develop and commercialize new products; its reliance on sole or limited-source suppliers; its ability to increase gross margins; the Company’s ability to meet U.S. Food and Drug Administration and other regulatory agency product clearance and compliance requirements; the possibility that material product liability claims could harm future revenue or require the Company to pay uninsured claims; the Company’s ability to protect intellectual property; the impact of managed care initiatives, other health care reforms and/or third-party reimbursement levels for cancer care; potential loss of key distributors or key personnel; risk of interruptions to its operations due to terrorism, disease or other events beyond the Company’s control; and the other risks listed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. TomoTherapy assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events or otherwise.

©2009 TomoTherapy Incorporated. All rights reserved. TomoTherapy, Tomo, the TomoTherapy logo and Hi •Art are among trademarks, service marks or registered trademarks of TomoTherapy Incorporated in the United States and other countries.

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